EXHIBIT 4.1
31 JULY 2007
PEPSICO, INC.
as Issuer
THE BANK OF NEW YORK
as Agent and Paying Agent

SUPPLEMENTAL AGENCY AGREEMENT
relating to a Restated and Amended Agency Agreement dated 21 July 2006 in respect of a U.S.$2,500,000,000
EURO MEDIUM TERM NOTE
PROGRAMME

CONTENTS

CLAUSE	PAGE

1. INTERPRETATION	I
2. AMENDMENTS TO THE AGENCY AGREEMENT	I
3. DESCRIPTIVE HEADINGS	I
4. GOVERNING LAW AND SUBMISSION TO JURISDICTION	II
5. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	II
6. COUNTERPARTS	II

This Supplemental Agency Agreement is made as of 31 July 2007
Between:
(1)	PEPSICO, INC. of 700 Anderson Hill Road, Purchase, New York 10577 (the Issuer);

(2)	THE BANK OF NEW YORK of One Canada Square, London, E14 5AL.

(3)	THE BANK OF NEW YORK (LUXEMBOURG) S.A. of Aerogolf Center 1A Hoehenhof, Senningerberg L - 1736 Luxembourg.
Whereas:
(A) The parties hereto entered into a restated and amended Agency Agreement dated 21 July 2006 (the Restated and Amended Agency Agreement) in respect of a U.S.$2,500,000,000 Euro Medium Term Note Programme (the Programme) of the Issuer.
(B) The parties hereto have agreed to make certain modifications to the Restated and Amended Agency Agreement by way of this Supplementary Agency Agreement.
(C) As the result of the acquisition of the agency business of JPMorgan Chase Bank N.A. by The Bank of New York, JPMorgan Chase Bank N.A. has been replaced as Agent and J.P. Morgan Bank Luxembourg S.A. has been replaced as Paying Agent by The Bank of New York (Luxembourg) S.A. under the Programme.
It is hereby agreed as follows:
1. Interpretation
1.1 Capitalised terms used in this Supplemental Agency Agreement but not defined herein shall have the meanings given to them in the Restated and Amended Agency Agreement.
2. Amendments to the Restated and Amended Agency Agreement
2.1 All references in the Restated and Amended Agency Agreement to “JPMorgan Chase Bank N.A.” as Agent shall instead be construed as “The Bank of New York”.
2.2 All references in the Restated and Amended Agency Agreement to “J.P. Morgan Bank Luxembourg S.A.” as Paying Agent shall instead be construed as “The Bank of New York (Luxembourg) S.A.”.
3. Descriptive headings
The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

4. Governing law and submission to jurisdiction
4.1 This Agreement is governed by, and shall be construed in accordance with, the laws of England.
4.2 The Issuer hereby irrevocably agrees, for the exclusive benefit of The Bank of New York in its capacities under the Restated and Amended Agency Agreement, that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with the Restated and Amended Agency Agreement (as supplemented by this Agreement) and that accordingly any suit, action or proceedings (together referred to as the Proceedings) arising out of or in connection with the Restated and Amended Agency Agreement (as supplemented by this Agreement) may be brought in such courts. The Issuer hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any such Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any such Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction Nothing contained in this Clause shall limit any right to take Proceedings against the Issuer in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not. The Issuer hereby appoints PepsiCo International Limited at its registered office at 63 Kew Road, Richmond, Surrey, England TW9 2QL (Attention: Division Counsel) as its agent for service of process, and undertakes that, in the event of PepsiCo International Limited ceasing so to act or ceasing to be registered in England, it will appoint another person, as the Agent may approve, as its agent for service of process in England in respect of any Proceedings. Nothing herein shall affect the right to serve process in any other manner permitted by law.
5. Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
6. Counterparts
This Agreement my be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
in witness whereof the parties hereto have executed this Agreement as of the date first above written.

PEPSICO, INC.

By: Name:	/s/ Lionel L. Nowell III Lionel L. Nowell III
Title:	Senior Vice President and Treasurer

By: Name:	/s/ J. Darrell Thomas J. Darrell Thomas
Title:	Vice President and Assistant Treasurer

THE BANK	OF NEW YORK.

By: Name:	/s/ Jason Blondell Jason Blondell
Title:	Authorized Signatory

By: Name:	/s/ Luc Biever Luc Biever
Title:	Authorized Signatory

By: Name:	/s/ Murielle Antoine Murielle Antoine
Title:	Vice President